Exhibit (k)(4)
FACILITY AGREEMENT
This Facility Agreement (this “Agreement”), dated as of January 23, 2025 (the “Effective Date”), is entered into by and among Cliffwater Enhanced Lending Fund, a Delaware statutory trust (“Cliffwater”), CELF Holdings (D9) LLC, a Delaware limited liability company (“Unlevered Sub”), CELF Holdings (D13) LLC, a Delaware limited liability company (“Levered Sub”; and together with Unlevered Sub, “CELF Sub”) and Blue Owl Alternative Credit Fund (“Blue Owl Fund”).
RECITALS
WHEREAS, CELF Sub and Cliffwater may acquire from time to time certain Loans and Available Unfunded Commitments (as defined below) identified by Blue Owl Fund; and
WHEREAS, on each Settlement Date (as defined below) and pursuant to the terms set forth herein, CELF Sub agrees to transfer and assign to Blue Owl Fund (or its designee) all of its right, title and interest in and to the applicable Loan and Available Unfunded Commitment (other than Co-Invest Assets (as defined below)).
NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1.    Specific Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
“ABF Purchase Price Adjustment” has the meaning set forth in Exhibit A.
“Agreement” has the meaning set forth in the introductory paragraph.
“Applicable Percentage” has the meaning set forth in Exhibit A.
“Asset-Based Finance Asset” means an investment that (a) Blue Owl Fund identifies as an Asset-Based Finance Asset and (b) was underwritten primarily on investments backed by large and diversified pools of financial hard and contractual assets (including, without limitation, any leases, consumer and small business assets, commercial assets, financial assets, real estate assets, and other credit investments, including, amongst other things, capital solutions (including debt or equity solutions)) or that is otherwise agreed by Blue Owl Fund and CELF Sub, as constituting an Asset-Based Finance Asset. For the avoidance of doubt, the term “Asset-Based Finance Asset”, subject to clause (a) hereof, may include an investment consisting of (x) a forward flow arrangement to acquire large and diversified pools of financial hard and contractual assets and (y) a financing to an entity that primarily owns one or more investment(s) backed by large and diversified pools of financial hard and contractual assets.
“Availability Period” means the period commencing on and including the date of this Agreement and ending on and including the six-month anniversary thereof.

“Available Unfunded Commitment” means fully committed (subject only to limited customary conditionality acceptable to Cliffwater and, in any event, not subject to consent or approval of any agent or lender) unfunded commitments of a delayed draw term loan or revolving line of credit or an Asset-Based Finance Asset assumed (by entry into an assignment and assumption agreement, a forward flow agreement or otherwise) by Cliffwater or CELF Sub pursuant to this Agreement.
“Business Day” means each day (except Saturdays and Sundays and normal bank holidays) on which commercial banks in New York, New York are open for regular business.
“Blue Owl Fund” has the meaning set forth in the introductory paragraph.
“Capital Condition” has the meaning set forth in Exhibit A.
“CELF Sub” has the meaning set forth in the introductory paragraph.
“Cliffwater” has the meaning set forth in the introductory paragraph.
“Co-Invest Assets” has the meaning set forth in Section 2.1(e) hereof.
“Commitment Amount” has the meaning set forth in Exhibit A.
“Confidential Information” means this Agreement, the terms contained herein and all information provided by any party hereto (the “Disclosing Party”) to any other party hereto (the “Receiving Party”) in connection with this Agreement or the transactions contemplated herein relating to the Disclosing Party or any of its businesses or any portfolio investment.
“Disclosing Party” has the meaning set forth in the definition of “Confidential Information”.
“Dollar” means the United States dollar or denominated in United States dollars.
“Effective Date” has the meaning set forth in the introductory paragraph.
“Eligibility Criteria” means, with respect to any Loan or Available Unfunded Commitment, except as mutually agreed by the parties in writing, each of the following criteria is true and correct in all material respects to the actual knowledge of Blue Owl Fund known as of the date of the Initial Offer:
(a)    the principal borrower(s) under such Loan is/are domiciled in the United States, Canada and/or the United Kingdom;
(b)    a loan, the borrower(s) of which do not derive 15% or more of its gross revenues from activities as a broker, dealer, underwriter or investment adviser registered under the Investment Advisers Act of 1940, as amended;
(c)    a loan, the borrower(s) of which are not primarily in the exploration or production of oil and gas sector; and
(d)    no event of default exists and is continuing under the Related Documents.

For the avoidance of doubt, for purposes of determining investments satisfying the Eligibility Criteria, “Loan” shall include any Equity Interests associated with any Loan.
“Equity Interests” has the meaning set forth in Section 1.2 hereof.
“Facility End Date” means the earliest to occur of (a) the Settlement Date in respect of the Forward Purchase by Blue Owl Fund (or its designee) of the last remaining Purchased Loans held by CELF Sub, (b) the Termination Date and (c) the date that an Insolvency Proceeding is commenced by or against Blue Owl Fund.
“Financing Agreement” means, with respect to each Loan and Available Unfunded Commitment, the loan, note or credit agreement, forward flow agreement or other agreement specified in the applicable Initial Offer (including any amendments and supplements thereto entered into from time to time).
“Forward Purchase” has the meaning set forth in Section 2.2 hereof.
“Forward Purchase Asset” has the meaning set forth in Section 2.2 hereof.
“Holding Period” means, with respect to a Purchased Loan (including any Available Unfunded Commitment that is assumed by Cliffwater or CELF Sub pursuant to Section 2.1 hereof), the period commencing on and including the date Cliffwater or CELF Sub acquires such Purchased Loan and/or Available Unfunded Commitment, as applicable, and ending on and including the applicable Settlement Date thereof.
“Initial Offer” has the meaning set forth in Section 2.1(a) hereof.
“Initial Principal Amount” means, with respect to the funded portion of a Purchased Loan at the time of the Forward Purchase thereof, the aggregate par principal amount of such funded portion of such Loan (for the avoidance of doubt, without giving effect to any OID and Fees) made by Cliffwater or CELF Sub on the Initial Purchase Date in respect thereof.
“Initial Purchase” has the meaning set forth in Section 2.1(d) hereof.
“Initial Purchase Date” has the meaning set forth in Section 2.1(d) hereof.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief, and such proceeding has not been stayed, dismissed or vacated after 60 days.
“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.
“Loan” means (i) any private credit asset, any term, delayed draw, revolving or other loan and (ii) any Asset-Based Finance Asset.

“Loan Rights” means, with respect to any Purchased Loan or portion thereof (including any Available Unfunded Commitment), all proceeds thereof and other assets or property related thereto, including all right, title and interest of Cliffwater or CELF Sub in and to:
(a)    all rights with respect to such Loan or portion thereof or such Available Unfunded Commitment, as applicable, to which Cliffwater or CELF Sub is entitled as lender, funder or holder under the applicable Related Documents;
(b)    any underlying collateral securing such Loan or portion thereof or such Available Unfunded Commitment, as applicable, and all recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing on or after the Settlement Date of such Loan or portion thereof or such Available Unfunded Commitment, as applicable;
(c)    all Related Documents with respect to such Loan or portion thereof or such Available Unfunded Commitment, as applicable;
(d)    all insurance policies (if any) with respect to such Loan or portion thereof or such Available Unfunded Commitment, as applicable;
(e)    all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of such Loan or portion thereof or such Available Unfunded Commitment, as applicable, together with all financing statements, mortgages or similar filings signed or authorized by an obligor relating thereto;
(f)    all records (including computer records) with respect to the foregoing;
(g)    to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Cliffwater or CELF Sub (in its capacity as a lender, funder or holder) against any Person, whether known or unknown, arising under or in connection with the Financing Agreement and the Related Documents, any other documents or instruments delivered pursuant thereto or the financing transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all claims at law or in equity related to the rights and obligations sold and assigned pursuant hereto; and
(h)    except as otherwise set forth herein, all collections, income, payments, proceeds and other benefits or portion thereof, as applicable, of each of the foregoing.
“OID and Fees” means, with respect to any Purchased Loan (including any Available Unfunded Commitment) or any portion of the foregoing, and solely attributable to the Holding Period, the amount of any one-time “original issue discount”, upfront fees, commitment fees, arrangement fees, underwriting fees, placement fees, documentation fees, upsize fees, exit fees, termination fees or other similar one-time fees related to the making or funding of, or the commitment to make or fund, such Loan, such Available Unfunded Commitment or such portion of the foregoing, in each case, paid (or due and payable and not paid or, in the case of exit fees, termination fees or similar fees, conditioned on the termination of the Financing Agreement or the repayment of the obligations thereunder) by the underlying obligors in connection with such Loan, such Available Unfunded Commitment or such portion of the foregoing, as applicable (including by way of netting from the proceeds of such Loan, such Available Unfunded Commitment or such portion of the foregoing, as applicable); provided, however, that OID and Fees shall not include any prepayment fee, make-whole or premium fee or payment or other similar fee.
“Offered Amount” has the meaning set forth in Section 2.1(b) hereof.
“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any governmental authority.
“Pipeline Report” has the meaning set forth in Section 3.2 hereof.
“Principal Proceeds” means, with respect to any Purchased Loan or portion thereof, all payments actually received in respect of the repayment of the principal amount of such Purchased Loan or portion thereof, as applicable, including prepayment fee, make-whole or premium fee or payments, exit fee, termination fee or other similar fee, if any, and regardless of whether paid by the obligor, an insurer, guarantor or other obligor or as a result of enforcement of security; provided that (a) the principal amount of a Purchased Loan (or portion thereof) may be increased from time to time as the result of a “payment-in-kind” feature of such Loan or portion thereof, as applicable, and such increases shall not constitute Principal Proceeds, (b) principal reimbursement payments in respect of such increased principal amount on account of a “payment-in-kind” feature shall constitute Principal Proceeds hereunder and (c) payments or distributions received in connection with Equity Interests shall constitute Principal Proceeds hereunder.
“Principal Repayment Amount” means, with respect to any Purchased Loan or portion thereof, as applicable, an amount equal to the aggregate amount of Principal Proceeds actually received by Cliffwater or CELF Sub (in its capacity as the lender, funder or holder thereof) during the period from (and including) the Initial Purchase Date in respect thereof to (and including) the Settlement Date in respect thereof.
“Purchased Loan” has the meaning set forth in Section 2.1(d) hereof.
“Purchase Price” has the meaning set forth in Exhibit A.
“Receiving Party” has the meaning set forth in the definition of “Confidential Information”.
“Related Documents” means, with respect to any Purchased Loan, Available Unfunded Commitment or portion thereof, all credit, loan and note purchase agreements, indentures, subscription agreements, forward flow agreements, security agreements, deeds of trust, pledge agreements, assignments, guaranties, fee letters, side letters and any other instrument or document executed in connection with such Purchased Loan or portion thereof, including any assignment agreement to which Cliffwater or CELF Sub is a party (in its capacity as purchaser or buyer).
“Settlement Date” has the meaning set forth in Section 2.2 hereof.
“Termination Date” means the date that is nine (9) months following the Effective Date, as such date may be extended by mutual agreement in writing (including by email) by Blue Owl Fund and Cliffwater.
“Trade Date” means, with respect to any Purchased Loan, Available Unfunded Commitment or portion thereof, such Business Day as may be agreed by Blue Owl Fund and CELF Sub.

“Voting Rights” means any matter, vote or action with respect to which Cliffwater or CELF Sub has the right to vote on or consent to any waiver, amendment, discharge, termination, consent or other modification or action with respect to such Loan or Available Unfunded Commitment or any documentation relating thereto.
Section 1.2.    Equity Interests. Except where the context otherwise requires, for all purposes hereunder, “Purchased Loan”, “Asset-Based Finance Asset”, “Loan” (and any definitions using the term “Loan”, “Purchased Loan”, “Asset-Based Finance Asset”, including the term “Loan Rights” ) shall include any equity, warrants and any other assets agreed to by Blue Owl Fund and CELF Sub (collectively, “Equity Interests”), and, with respect to Equity Interests, any references hereunder to “principal”, “funded amount”, “commitment”, “interest,” “lender” and other terms applicable to loans shall be deemed to include “subscription”, “liquidation preference”, “redemption price”, “dividends”, “equity holder” and other similar and corresponding terms for Equity Interests.
Section 1.3.    Interpretive Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced, (b) any reference to any law herein shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in this Agreement, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) in the computation of periods of time herein from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, and (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.
ARTICLE II.
PURCHASE
Section 2.1.    Offer.
(a)    From time to time during the Availability Period, Blue Owl Fund may request in writing, including by email (each such request, an “Initial Offer”), that CELF Sub (or its designee) acquire one or more Loans (including, for the avoidance of doubt, a pro rata portion of any Equity Interests associated with such Loans) and/or assume the related Available Unfunded Commitments or otherwise become a lender, funder or holder under the Financing Agreement pursuant to which such Loans and/or Available Unfunded Commitments are made, in each case, meeting the Eligibility Criteria.
(b)    Such Initial Offer shall set forth the amount of each Loan being made available to be acquired and/or Available Unfunded Commitments to be assumed by CELF Sub (or its designee) (such amount, the “Offered Amount”); provided that, unless otherwise agreed by Blue Owl Fund and Cliffwater, the Offered Amount shall be no less than U.S.$6 million or more than U.S.$50 million (or such greater amount as may be agreed from time to time between CELF Sub and Blue Owl Fund).
(c)    Upon receipt by CELF Sub (or its designee) of such Initial Offer together with any diligence and underwriting materials prepared by Blue Owl Fund and/or its affiliates, CELF Sub shall have the right, in its sole and absolute discretion, to approve or reject the Initial Offer and to request additional information in connection therewith. The approval or rejection of any Initial Offer shall be made by Cliffwater, on behalf of CELF Sub (or its designee), no later than the fifth (5th) Business Day succeeding the date on which such Initial Offer was made; provided that no approval or rejection shall be required earlier than five (5) Business Days after CELF Sub shall have been provided initial diligence and underwriting materials.
(d)    If such Initial Offer is approved by Cliffwater (on behalf of CELF Sub), CELF Sub (or its designee) shall purchase (each, an “Initial Purchase”) the Offered Amount of such Loan(s) (and/or assume any Available Unfunded Commitment) (each such Loan and/or Available Unfunded Commitment and Loans funded after the Initial Purchase Date pursuant to such Available Unfunded Commitment, a “Purchased Loan”) specified in such Initial Offer on the terms set forth in the relevant Initial Offer (the date on which CELF Sub (or its designee) acquires such Loan, assumes such Available Unfunded Commitment or otherwise becomes a lender, funder or holder of such Loan, an “Initial Purchase Date”); provided, that immediately after giving effect to such Initial Purchase, the aggregate amount of Purchased Loans (which for the avoidance of doubt exclude Co-Invest Assets) shall not exceed the Commitment Amount in effect at such time.
(e)    Certain portions of the Offered Amount may be designated by Cliffwater and Blue Owl Fund (as mutually agreed in writing) on or prior to the Initial Purchase Date as “Co-Invest Assets” that are intended to be held by CELF Sub (or its designee) for long-term investment purposes. Notwithstanding anything to the contrary contained herein, CELF Sub (or its designee) shall not be required to sell to Blue Owl Fund, whether in a Forward Purchase or otherwise, any Co-Invest Assets. For the avoidance of doubt, the term “Purchased Loan” shall not include any Co-Invest Assets.
Section 2.2.    Forward Purchase.
Subject to the terms and conditions of this Agreement (including this Section 2.2), if requested by Blue Owl Fund at any time on or before the Facility End Date, Blue Owl Fund shall, in one or more transactions, purchase and/or, as applicable, assume (or its designees shall purchase and/or, as applicable, assume) and CELF Sub (or its designee) shall sell, transfer, assign and otherwise convey to Blue Owl Fund (or its designees) Purchased Loans (including Available Unfunded Commitments) for an amount equal to the Purchase Price of the applicable Purchased Loan(s) (including Available Unfunded Commitments) or portion thereof that is purchased and/or, as applicable, assumed by Blue Owl Fund (or its designee) under this Section 2.2, a “Forward Purchase Asset”, and each such purchase and/or assumption, a “Forward Purchase”), provided that upon satisfaction of the Capital Condition, Cliffwater, on behalf of CELF Sub (or its designee), may provide notice in writing (including, without limitation, by email) to Blue Owl Fund requiring Blue Owl Fund to purchase and/or, as applicable, assume (or its designees shall purchase and/or, as applicable, assume) and CELF Sub to sell, transfer, assign and otherwise convey as soon as practicable thereafter, in one or more transactions, all Purchased Loans; provided further that:

(1)    no Co-Invest Asset shall be subject to any Forward Purchase unless the parties otherwise agree in writing;
(2)    Blue Owl Fund (or its designees) shall be required to purchase and/or, as applicable, assume the Purchased Loans (including Available Unfunded Commitments) in the order in which they were purchased and assumed by CELF Sub (or its designee), except as otherwise mutually agreed by the parties; and
(3)    the aggregate Purchase Price on any Settlement Date (as defined herein) shall be at least $10 million (or such lesser amount equal to the Purchase Price of the entirety of one or more Purchased Loans to be purchased and/or assumed on such date).
Blue Owl Fund (or its designees) and CELF Sub (or its designee) shall use commercially reasonable efforts to settle any such Forward Purchase as soon as reasonably practicable after the Trade Date and on such date as may be reasonably agreed by Blue Owl Fund (or its designees) and CELF Sub (the date of each such settlement, a “Settlement Date”).
Such Forward Purchase Asset and such Loan Rights so sold pursuant to this Section 2.2 shall be transferred and assigned to Blue Owl Fund (or its designees) free and clear of all Liens, except such Liens imposed by any financing provider to Cliffwater or CELF Sub, which liens shall be released concurrent with such Forward Purchase.
Unless otherwise agreed to by Blue Owl Fund and CELF Sub, Blue Owl Fund (or its designee) and CELF Sub shall use customary settlement procedures (including, if applicable, ClearPar) to enter into each Forward Purchase hereunder to the extent available for, and commercially reasonable to use for, each such Forward Purchase. Blue Owl Fund shall prepare any assignment agreement or other documentation necessary to consummate such Forward Purchase and shall be responsible for any transfer, assignment or similar fees (if applicable).
Section 2.3.    Principal, Interest and Fees. All Principal Proceeds, cash, interest, fees and other amounts (other than OID and Fees) accruing on any Purchased Loan that are earned, accrued, paid or payable in respect of such Purchased Loan:
(i)    during the Holding Period of any Purchased Loan, shall be solely for the benefit of Cliffwater or CELF Sub and retained by Cliffwater or CELF Sub; if Blue Owl Fund (or its designee) receives cash payment of any such amount in respect of the Holding Period, Blue Owl Fund (or its designee) shall remit such amount (to the extent not part of the Purchase Price and as such amount may be adjusted for any ABF Purchase Price Adjustment) to CELF Sub (or its designee) within two (2) Business Days of the receipt thereof; and
(ii)    before or after the Holding Period of any Purchased Loan, shall be solely for Blue Owl Fund’s benefit (or that of its designee) and retained by Blue Owl Fund (or its designee) if the Settlement Date with respect to such Purchased Loan occurs; if CELF Sub (or its designee) receives payment of any such amount, CELF Sub (or its designee) shall remit such amount to Blue Owl Fund (or its designee) within two (2) Business Days of the receipt thereof; and
Section 2.4.    Voting of Loans. Cliffwater or CELF Sub shall be entitled to take (or refrain from taking) any action in its sole discretion with respect to all Voting Rights; provided,

however, that Cliffwater or CELF Sub shall use commercially reasonable efforts to discuss all Voting Rights with Blue Owl Fund prior to the exercise of such Voting Rights.
Section 2.5.    Documentation, Reports, etc. CELF Sub shall (i) maintain an up-to-date ledger or trustee report of all Purchased Loans, setting forth such information in respect of each Purchased Loan as the amount actually funded by Cliffwater or CELF Sub in cash of such Loan and the Principal Repayment Amount and (ii) provide such records relating to the Loans and Available Unfunded Commitments as Blue Owl Fund may reasonably request in writing.
Section 2.6.    Additional Consideration. As additional consideration, with respect to any Purchased Loan or any portion thereof (other than any Available Unfunded Commitment with respect to an Asset-Based Finance Asset) held by Cliffwater or CELF Sub, Blue Owl Fund (or its designee) shall pay to Cliffwater or CELF Sub (or its designee) on the Settlement Date with respect to the applicable Forward Purchase an additional amount equal to the Applicable Percentage of the par value or, as applicable, committed unfunded amount, as applicable, of such Loan or such portion thereof as of the Settlement Date (which shall, for the avoidance of doubt, be reduced by the amount of any Principal Payment).
ARTICLE III.
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 3.1.    Representations, Warranties and Covenants.    Each party hereto makes the following representations and warranties to the other as of the Effective Date, each Initial Purchase Date, each Trade Date and each Settlement Date:
(a)    Due Organization. It is duly organized in the jurisdiction of its organization, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement.
(b)    Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution, delivery or performance of its obligations under, this Agreement and the other instruments, certificates and agreements contemplated hereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws and general principles of equity (whether such enforceability is considered in a suit at law or in equity).
(c)    Non-Contravention. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, or the compliance by it with the terms, conditions and provisions hereof, will (i) conflict with, or result in a material breach or violation of, or constitute a default under its constituent documents, (ii) conflict with or contravene, in each case, in any material respect, any applicable law, order, writ, judgment, award, injunction or decree binding on or affecting it or affecting any of its assets or properties or (iii) conflict with, or result in a material breach or violation of, or constitute a default under any material agreement to which it is a party or by which it is bound, except, in each case, as it would not reasonably be expected to have a material adverse effect on it or its ability to perform its obligations under this Agreement.

Section 3.2.    Blue Owl Fund Covenants; Cliffwater and CELF Sub Acknowledgement.
(a)    During the Availability Period, if any portion of the Commitment Amount in excess of $6,000,000 is available and outstanding, Blue Owl Fund hereby commits to provide Cliffwater on a weekly basis a pipeline report (the “Pipeline Report”) that identifies potential investments for Blue Owl Fund, with information regarding borrower and tranche as well as the expected closing date and anticipated hold size for Blue Owl Fund and its affiliates, that may be offered to CELF Sub pursuant to Section 2.1(a) hereof, provided that Blue Owl Fund may anonymize borrower information if doing so would prevent a breach of confidentiality obligations or law, rule or regulation to which it or any of its affiliates is subject.
(b)    With respect to each Purchased Loan acquired by CELF Sub (and for so long as such Purchased Loan is held by Cliffwater or CELF Sub), Blue Owl Fund shall provide or cause its affiliates to provide to Cliffwater:
(i)    no less frequently than 45 days after the close of each calendar quarter, at Blue Owl Fund’s expense, any marks and discount rates in connection with the valuation of each such Purchased Loan; and
(ii)    to the extent received by Blue Owl Fund but not Cliffwater or CELF Sub, no later than three Business Days after receipt thereof, all periodic financial reporting and other written material documents generally provided by the borrower to the lenders or holders under the applicable Financing Agreement received from the borrower or the agent in relation to such Purchased Loan, provided that (x) Blue Owl Fund shall have no obligation to provide such report, information or documents if doing so would breach any confidentiality arrangement or law, rule or regulation to which it or any of its affiliates is subject, (y) with respect to clause (i) above, Cliffwater and CELF Sub agree that the receipt of such information is conditioned on Cliffwater and CELF Sub receiving the consent of the relevant valuation firm providing such marks and/or discount rates (including by entering into a non-reliance letter acceptable to such valuation firm) and (z) none of Blue Owl Fund or its affiliates shall be responsible for verifying or confirming, or shall have any duty to verify or confirm, any marks, valuations, rates, reporting or any other material provided under this Section 3.2(b), or shall be liable in any respect for any such marks, valuations, rates, reports or other material.
(c)    Cliffwater and CELF Sub hereby agree and acknowledge that in no circumstance shall Blue Owl Fund or any of its affiliates be deemed to be the “valuation designee” (as such term is defined in Rule 2a-5 under the Investment Company Act of 1940, as amended) for or of Cliffwater or CELF.
(d)    Blue Owl Fund shall provide (or cause its affiliates to provide) to Cliffwater preliminary information regarding the aggregate amount of its called and uncalled subscriptions no later than five (5) business days after the end of each calendar month.
Section 3.3.    Covenants of Cliffwater and CELF Sub. Prior to the Facility End Date, CELF Sub shall not (and Cliffwater shall not cause CELF Sub (or its designee) to) directly or indirectly sell, transfer, assign, convey or otherwise dispose of any Purchased Loan or any Available Unfunded Commitment without the prior written consent of Blue Owl Fund other than to Blue Owl Fund or any of its designees pursuant to Section 2.2 hereof, and (x) any purported sale, transfer or assignment made in violation of this Section 3.3 shall be null and void; and (y) any sale, transfer or assignment made in compliance with this Section 3.3 shall relieve Blue Owl Fund from any further obligation to CELF Sub with respect to such Purchased Loan and any associated Available Unfunded Commitment.
Section 3.4.    Relationship with borrowers and sponsors.
(a)    Cliffwater and CELF Sub agree and acknowledge that, notwithstanding anything to the contrary, prior to a Loan included in a Pipeline Report becoming a Purchased Loan or any Available Unfunded Commitment becoming assumed, Blue Owl Fund (or its affiliate) shall lead negotiations, discussions and deal interactions with the applicable borrower, obligor or sponsor with respect to such Loan.
(b)    The parties hereby agree and acknowledge that Cliffwater and CELF Sub may communicate with the applicable borrower, obligor or sponsor with respect to its own know-your-customer matters or other legal or regulatory requirements, including anti-money laundering rules.
(c)    The parties hereby agree and acknowledge that Cliffwater and CELF Sub may routinely communicate with borrowers, obligors and sponsors in the ordinary course of its respective business, provided that prior to the applicable Initial Purchase Date (and so long as Blue Owl Fund is still pursuing such opportunity), neither Cliffwater nor CELF Sub shall be permitted to communicate with prospective borrowers, obligors or sponsors listed in a Pipeline Report regarding a Loan or Available Unfunded Commitments described in such Pipeline Report (without Blue Owl Fund’s consent), except to the extent that Cliffwater or CELF Sub is separately presented with the opportunity to participate in such Loan or Available Unfunded Commitments (or a competing or alternative transaction involving such borrowers, obligors or sponsors) through its own direct channel or otherwise.
ARTICLE IV.
MISCELLANEOUS
Section 4.1.    Further Assurances. Each party hereto covenants and agrees, as applicable and without further consideration, to prepare, execute, acknowledge, file, record and deliver such other instruments, documents and statements (including the applicable assignment and assumption agreement in the event of any Forward Purchase made pursuant to Section 2.2 hereof) and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement, including the performance of all obligations and payment of fees owing to a party hereto as well as to cause and/or effect the sale, transfer, assignment and conveyance of its right, title and interest in and to the Purchased Loan and Available Unfunded Commitment in respect of any Forward Purchase to Blue Owl Fund (or its designee) and to execute and deliver any and all documents required by the Financing Agreement of such Purchased Loan and Available Unfunded Commitment.
Section 4.2.    Amendments. No amendment, waiver or other modification of any provision of this Agreement shall be effective unless agreed to in writing by each of Blue Owl Fund, CELF Sub and Cliffwater.
Section 4.3.    Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.

Section 4.4.    Severability of Provisions. If any one or more of the covenants, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, including as a result of violating the Investment Company Act of 1940, as amended, then such covenants, provisions or terms shall be deemed severable from the remaining covenants, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
Section 4.5.    GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.
Section 4.6.    Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 4.7.    Headings and Schedule. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof.
Section 4.8.    Confidentiality. The Confidential Information, including the contents of this Agreement, are confidential and shall not be disclosed to any third party, and no party hereto shall make any public announcement relating to the existence of this Agreement without the consent of each other party hereto; except that disclosure by the Receiving Party of this Agreement and its terms or other Confidential Information is permitted (i) to its affiliates and to its and its affiliates’ respective partners, directors, trustees, officers, employees, agents, attorneys, advisors, auditors, ratings agencies, custodians and administrators and other representatives who need to know such Confidential Information in connection with the transactions contemplated hereby (it being understood that (A) the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential to the same extent as provided in this Section 4.8 and (B) it will be responsible for its affiliates’ compliance with this Section 4.8), (ii) to the extent required or requested by any governmental agency, regulatory agency or authority or representative of any of the foregoing with competent jurisdiction over it or its affiliates (including any self-regulatory authority and any public disclosures required by the Securities and Exchange Commission (or any successor thereof) or any other governmental agency, regulatory agency or authority or representative of any of the foregoing), (iii)  where required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or regulatory inquiry or to comply with any applicable law, order, regulation, rule, ruling, or disclosure requirement, including any requirement of any regulatory body or stock exchange where the shares of such Receiving Party are listed, as determined by the Receiving Party in good faith following prior notice to and consultation with the Disclosing Party (it being the understanding that no such notice or consultation shall be required with respect to any registration statement, periodic report or filing made by Blue Owl Fund or its affiliates), (iv) [reserved], (v) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (vi) in connection with any materials or agreements provided to or entered into with investors or potential investors thereof or of any funds of vehicles managed by the Receiving Party or by an affiliate thereof or any other financing sources or potential financing sources, (vii) with the prior written consent of the Disclosing Party, (viii) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Section 4.8 or (B) becomes available to the Receiving Party or any of its affiliates on a nonconfidential basis from a source other than the Disclosing Party or its affiliates and is not actually known by the Receiving Party to be in breach of any other Person’s confidentiality obligations to the Disclosing Party, (ix) in connection with any permitted acquisition or transfer of any Purchased Loans or other assets contemplated by this Agreement or (x) subject to any agreement containing provisions substantially similar to this Section 4.8, to any financing source of CELF Sub or Cliffwater. Notwithstanding the foregoing or any other provision in this Agreement or any other document, Blue Owl Fund, CELF Sub and Cliffwater (and each employee, representative, or other agent of Blue Owl Fund, CELF Sub and Cliffwater) may each disclose to any and all Persons, without limitation of any kind, the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. federal and state income tax treatment and tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended), other than any Confidential Information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment and does not include information relating to the identities of the parties, their affiliates, agents or advisors.
Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 4.8 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own Confidential Information.
Section 4.9.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 4.10. Expenses; Limitation of Liability. Blue Owl Fund shall promptly reimburse Cliffwater upon request for all reasonable and documented out-of-pocket fees and disbursements of one firm of outside legal counsel to collectively, CELF Sub and Cliffwater in connection with the preparation, negotiation and enforcement of this Agreement. In no event shall any party hereto be liable to any other party under this Agreement for any incidental, consequential, indirect, statutory, special, exemplary or punitive damages, including lost profits, loss of use, loss of time, shutdown or slowdown costs, inconvenience, lost business opportunities, damage to goodwill or reputation, regardless of whether such liability is based on breach of contract, tort, strict liability or otherwise, and even if advised of the possibility of such damages or such damages could have been reasonably foreseen.

Section 4.11. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, electronic mail or postage prepaid to the intended party at the address or email of such party set forth below:
(a)    in the case of CELF Sub and Cliffwater:
Cliffwater Enhanced Lending Fund
c/o Cliffwater LLC
4640 Admiralty Way, 11th Floor
Marina del Rey, CA 90292
Attention: General Counsel
Telephone: 310.448.5000
Email: legal@cliffwater.com, with copies to: jtopor@cliffwater.com,
cnemeth@cliffwater.com and CELFOperations@cliffwater.com
(b)    in the case of Blue Owl Fund:
Blue Owl Alternative Credit Fund
399 Park Avenue, 38th Floor
New York, NY 10022
Attention: General Counsel
Telephone: (212) 419-3000
Email: legal@blueowl.com; AltCredit-Ops@blueowl.com; Justin.Burns@blueowl.com;
nicole.drapkin@blueowl.com; oren.knishinsky@blueowl.com;
Jerry.Cammarata@blueowl.com; jonathan.golan@blueowl.com
Notices and communications by e-mail shall be effective when sent, and notices and communications sent by other means shall be effective when received.
Section 4.12. Currency Matters. All purchases and sales of Purchased Loans and Available Unfunded Commitments under this Agreement shall be made in the currency under which such Purchased Loans and Available Unfunded Commitments, as applicable, is denominated. All calculations of (a) compliance with the Commitment Amount, (b) the Offered Amounts and (c) the minimum and maximum amount of each Offered Amount, in each case, shall be made on (and only on) each Initial Purchase Date by converting all non-Dollar denominated Purchased Loans and Available Unfunded Commitments (including, without limitation, the Purchased Loans and Available Unfunded Commitments that are the subject of the Initial Purchase on such Initial Purchase Date or the subject of such Forward Purchase on such Trade Date, as applicable) to Dollars based on the foreign currency-dollar spot rate that appears on the Bloomberg screen (or any successor screen) as of 5:00 p.m. on the date immediately preceding such Initial Purchase Date or Trade Date, as applicable, as determined by Blue Owl Fund (or its designee) in its reasonable discretion.
Notwithstanding anything to the contrary herein, no such calculations adjusting the foreign currency-dollar spot rate shall be made between the dates of applicable transactions, and no default or other breach of this Agreement shall be deemed to have occurred and no monetary thresholds shall be deemed not complied with solely as a result of changes in the applicable spot rates.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

CLIFFWATER ENHANCED LENDING FUND

By: /s/ Stephen Nesbitt
Name: Stephen Nesbitt
Title: President

CELF HOLDINGS (D9) LLC

By: /s/ Stephen Nesbitt
Name: Stephen Nesbitt
Title: President

CELF HOLDINGS (D13) LLC

By: /s/ Stephen Nesbitt
Name: Stephen Nesbitt
Title: President

BLUE OWL ALTERNATIVE CREDIT FUND

By: /s/ Neena Reddy
Name: Neena Reddy
Title: Sole Trustee